Exhibit 99.1

N E W S R E L E A S E
FOR IMMEDIATE RELEASE

Contact:	Yvonne “Rie” Atkinson
410-768-8857 (office)
ratkinson@bogb.net

GLEN BURNIE BANCORP RELEASES 3Q EARNINGS

GLEN BURNIE, MD (November 3, 2011) – Glen Burnie Bancorp (NASDAQ: GLBZ), parent company of The Bank of Glen Burnie, today announced results for the third quarter.

The company realized a net income of $770,000 or $0.29 basic earnings per share in the quarter ended September 30, 2011 compared to net income of $689,000 or $0.25 basic earnings per share for the same three month period in 2010.  For the nine months ending September 30, 2011, net income was $2,237,000 or $0.83 basic earnings per share as compared to net income of $1,410,000 or $0.52 basic earnings per share for the same period in 2010.

The bank achieved the following additional highlights:
•	58.65% increase in year to date net income
•	15.46% increase in year to date equity
•	5.18% increase in year to date deposits
•	4.37% increase in year to date total assets

Total interest income for the quarter ending September 30, 2011 was $4,349,000 as compared to $4,608,000 for the same period in 2010.  Total interest income was $12,958,000 for the nine months ending September 30, 2011 as compared to $13,792,000 for the same period in 2010.  For the three month period ending September 30, 2011, net interest income after provision for credit losses was $3,284,000 as compared to $2,911,000 for the same period in 2010.  For the nine months ending September 30, 2011 net interest income after provision for credit losses was $9,802,000 as compared to $8,436,000 for the same period in 2010.

“We are pleased with the results being released that show the Bancorp with asset growth, equity growth, deposit growth and increased earnings.  This has allowed the Bancorp to be consistent with dividends; which is important in the uncertain economy that surrounds us today,” commented Michael G. Livingston, President and Chief Executive Officer. “Glen Burnie Bancorp and The Bank of Glen Burnie are committed to excellence in satisfying the needs of their shareholders, customers and employees.”

On October 6, 2011, Glen Burnie Bancorp paid its 77th consecutive dividend to shareholders of record at the close of business on September 27, 2011.

The Bank of Glen Burnie has been recommended by BAUER FINANCIAL Reports, Inc., the nation’s leading independent bank research firm, as Excellent or Superior rated for the past 45 consecutive quarters. This distinction denotes the highest levels of strength, safety and performance measured by Bauer and is based on factors such as capitalization, liquidity, loan delinquency rate and historical performance.

Glen Burnie Bancorp, parent company to The Bank of Glen Burnie, currently maintains consolidated assets totaling more than $360 million.  Founded in 1949, The Bank of Glen Burnie® is a locally-owned community bank with eight branch offices serving Anne Arundel County.  (www.thebankofglenburnie.com)

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Certain information contained in this news release, which does not relate to historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected.  For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

Glen Burnie Bancorp and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in thousands)

	(unaudited)	(audited)
	September	December
	30, 2011	31, 2010
Assets

Cash and due from banks	$7,908	$6,492
Interest bearing deposits	8,921	1,568
Federal funds sold	759	940
Investment securities	98,038	87,268
Loans, net of allowance	226,702	229,851
Premises and equipment at cost, net of accumulated depreciation	4,169	4,124
Other real estate owned	1,197	215
Other assets	14,546	16,609
Total assets	$362,240	$347,067

Liabilities and Stockholders' Equity

Liabilities:
Deposits	$309,701	$294,444
Short-term borrowings	219	4,274
Long-term borrowings	20,000	20,000
Other liabilities	1,916	2,017
Total liabilities	331,836	320,735

Stockholders' equity:
Common stock, par value $1, authorized 15,000,000 shares;
issued and outstanding September 30, 2011 2,717,907;
December 31, 2010 2,702,091 shares	2,718	2,702
Surplus	9,438	9,335
Retained earnings	16,725	15,300
Accumulated other comprehensive gain (loss), net of taxes (benefits)	1,523	(1,005)

Total stockholders' equity	30,404	26,332

Total liabilities and stockholders' equity	$362,240	$347,067

Glen Burnie Bancorp and Subsidiaries
Condensed Consolidated Statements of Income
(dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2011	2010	2011	2010

Interest income on
Loans, including fees	$3,492	$3,696	$10,488	$11,091
U.S. Government agency securities	407	482	1,160	1,495
State and municipal securities	408	363	1,191	1,023
Other	42	67	119	183
Total interest income	4,349	4,608	12,958	13,792

Interest expense on
Deposits	754	923	2,298	2,867
Junior subordinated debentures	-	208	-	648
Long-term borrowings	161	266	479	791
Short-term borrowings	-	-	4	-
Total interest expense	915	1,397	2,781	4,306

Net interest income	3,434	3,211	10,177	9,486

Provision for credit losses	150	300	375	1,050

Net interest income after provision for credit losses	3,284	2,911	9,802	8,436

Other income
Service charges on deposit accounts	151	162	469	480
Other fees and commissions	235	226	631	618
Other non-interest income	(30)	87	(25)	90
Income on life insurance	60	67	180	201
Gains on investment securities	85	176	346	176
Total other income	501	718	1,601	1,565

Other expenses
Salaries and employee benefits	1,658	1,660	4,936	5,009
Impairment of securities	-	-	92	66
Occupancy	211	207	640	627
Other expenses	907	862	2,806	2,630
Total other expenses	2,776	2,729	8,474	8,332

Income before income (benefit) taxes	1,009	900	2,929	1,669

Income tax (benefit ) expense	239	211	692	259

Net income	$770	$689	$2,237	$1,410

Net income per share of common stock	$0.29	$0.25	$0.83	$0.52

Weighted-average shares of common stock outstanding	2,712,882	2,692,329	2,707,944	2,687,724